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                                 Exhibit 99.1

FOR IMMEDIATE RELEASE
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For more information, contact:

Dru Milby
Chief Financial Officer and Treasurer
Papa John's International, Inc.
(502) 261-4942

Papa John's Revises 4Q 1999 Comparable Sales Estimates and Announces $50 Million
                         Stock Repurchase Authorization

     Louisville, KY (December 9, 1999) - Papa John's International, Inc. (NASDAQ: PZZA) today announced a revision in its estimates for 4Q 1999 comparable sales growth. Based on weaker than expected December sales, and a recent decision to close its company-owned restaurants early on Christmas Eve, the company now estimates that systemwide comparable sales will increase approximately 2% for the quarter (rolling over 4Q 1998 systemwide positive comps of 9.9%). This revision assumes flat to slightly positive comp sales at company-owned restaurants and an increase of 2-3% at franchised restaurants for the quarter.



     "As we looked at the first 10 days of our current promotion, we realized we wouldn't hit the sales numbers for December we initially projected," said Blaine Hurst, Papa John's Vice Chairman and President. "Our December sales have trended up but not to the levels we expected. Also, our decision this week to close our restaurants early Christmas Eve, so that our team members could be home with their families, will have a negative impact on December sales."

     "We remain comfortable with the current fourth quarter earnings consensus estimate of $.46 per share, representing a 39% increase over the fourth quarter last year," said Dru Milby, Papa John's Chief Financial Officer and Treasurer. "We also expect an improvement in our comp sales in first quarter 2000."

     In addition, Papa John's announced that its Board of Directors has approved the repurchase from time to time through December 31, 2000, of up to $50 million of the company's common stock. The authorization includes both open market purchases as well as private transactions. The company currently has approximately 31.2 million shares of common stock outstanding on a fully diluted basis.

     "We believe that investing in the company's common stock at current prices represents an attractive use of the company's funds," said John Schnatter, Papa John's Founder and Chief Executive Officer. "The company's strong balance sheet allows us to buy back our stock while maintaining our future growth plans."

     At December 9, 1999, there were 2,219 Papa John's restaurants (561 company-owned and 1,658 franchised) operating in 47 states and five international markets. Papa John's also owns or franchises 206 Perfect Pizza restaurants (15 company-owned and 191 franchised) in the United Kingdom. For more information about the company, visit Papa John's at www.papajohns.com.

This information contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include increased advertising, promotions and discounting by competitors which may adversely affect sales, the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably, increases in food, labor, employee benefits and similar costs, economic and political conditions in the countries in which the company or its franchisees operate and new product and concept development by food industry competitors. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.